UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2008

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 6, 2008, Cubic Energy, Inc. (the “Company”) issued a Subordinated Promissory Note in the amount of $2,000,000 (the “Subordinated Note”) to Diversified Dynamics Corporation (the “Lender”), an entity controlled by William Bruggeman, who beneficially owns more than 5% of the Common Stock of the Company. As consideration for the loan made by Lender pursuant to the Subordinated Note, the Company agreed to convey to Lender, upon the repayment in full of the indebtedness evidenced by the Subordinated Note and the repayment in full of the senior indebtedness evidenced by the Credit Facility with Wells Fargo, as described below, an undivided 0.375% (0.375 of one percent) net profits interest in the future production of hydrocarbons from or attributable to the Company’s net interest in its Louisiana properties. The proceeds of the Subordinated Note will be used for general corporate and working capital purposes.

On May 8, 2008, the Company and Wells Fargo Energy Capital, Inc. (“Wells Fargo”) entered into the First Amendment to Credit Agreement (the “First Amendment”), which amended the Credit Agreement dated March 5, 2007 between the Company and Wells Fargo (the “Credit Facility”).  The Credit Facility includes a Term Loan and a Revolving Note.  Material provisions of the First Amendment include the following:  (i) the Company may not prepay all or any part of the principal balance outstanding on the Term Loan prior to its maturity on March 1, 2010; and (ii) until the next scheduled redetermination of the borrowing base (scheduled to be September 1, 2008), the amount of the borrowing base under the Revolving Note shall be $20,000,000. The borrowing base under the Revolving Note was increased to $20,000,000 in order to fund: the completion costs and casing of the four recently drilled wells located in the Company’s Johnson Branch acreage (including two vertical wells drilled into the Bossier/Haynesville shales, at least one of which will be completed in the Haynesville shale formation); and the drilling of two additional wells located in the Company’s Bethany Longstreet acreage.

On May 12, 2008, the Company issued a press release announcing the foregoing transactions.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1     Press Release, dated May 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2008	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary